HRG Group, Inc. Reports Third Quarter Results Achieves Consolidated Revenue Growth of 17.9% Over the Third Quarter of 2015
NEW YORK - August 9, 2016 -- HRG Group, Inc. (“HRG” or the “Company”; NYSE: HRG), a diversified holding company focused on owning businesses that it believes can, in the long term, generate sustainable free cash flow or attractive returns on investment, today announced its consolidated results for the third quarter of Fiscal 2016 ended on June 30, 2016 (the “Fiscal 2016 Quarter”). The results include HRG's four segments:

•	Consumer Products, which consists of Spectrum Brands Holdings, Inc. and its subsidiaries (“Spectrum Brands”; NYSE: SPB);

•	Insurance, which consists of Front Street Re (Delaware) Ltd. and its subsidiaries (“Front Street”);

•	Energy, which consists of Compass Production Partners, LP and its subsidiaries (“Compass”); and

•	Asset Management, which consists of Salus Capital Partners, LLC (“Salus”), Energy & Infrastructure Capital, LLC and CorAmerica Capital, LLC.

“HRG reported very strong results this quarter, including the second consecutive quarter of a double digit increase in revenue and a substantial increase in consolidated operating income, which, over the first nine months of this year, has increased almost $830 million as compared to the first nine months of Fiscal 2015,” said Omar Asali, President and Chief Executive Officer of HRG.

“Spectrum Brands reported record third quarter results, with a 9.1% increase in reported net sales, 3.7% growth in organic, currency-consistent sales and an 18.2% increase in Adjusted EBITDA, and we continue to anticipate record levels of annual revenue, Adjusted EBITDA and free cash flow from Spectrum in Fiscal 2016,” continued Asali. “In the Energy segment, our recent agreement to sell Compass to a third party eliminates our exposure to the volatility of commodity prices in a transaction that we expect to close before the end of the fiscal year, while over in Asset Management, we continue to simplify its structure and substantially reduce the amount of the receivables outstanding in the Salus loan portfolio.

"With respect to the FGL merger with Anbang, we continue to work closely with Anbang and are engaged with the regulators to secure the required approvals to complete the transaction. Closing this transaction continues to be a priority and we remain committed to closing once the regulatory approval process concludes."

Important Note Regarding the Presentation of our Insurance Segment:
On November 8, 2015, Fidelity & Guaranty Life (“FGL”; NYSE: FGL) and Anbang Insurance Group Co., Ltd. and certain of its subsidiaries ("Anbang") entered into a definitive merger agreement pursuant to which Anbang, subject to satisfaction of applicable closing conditions, will acquire FGL for $26.80 per share in cash. The Company owns 47 million shares in FGL, representing an approximately 80.4% interest as of June 30, 2016. As a result of this agreement, the Company's investment in FGL has been classified as held for sale on the balance sheet and FGL's operations have been classified as discontinued operations. Results for all periods have been reclassified accordingly. FGL's results were previously reflected in the Insurance segment; however, all segment information has been adjusted to exclude FGL's results from this segment. Accordingly, the commentary for the Insurance segment in this release no longer reflects the performance of FGL in either the current or prior year quarters.

Third Quarter Fiscal 2016 Consolidated Highlights:

•
HRG recorded total revenues of $1.4 billion for the Fiscal 2016 Quarter, an increase of $219.9 million, or 17.9%, as compared to the $1.2 billion recorded in the third quarter of fiscal 2015 (the "Fiscal 2015 Quarter"), as higher Consumer Products revenues, driven primarily by an acquisition completed within the past year and organic revenue growth, as well as higher realized net investment gains, more than offset the impact of both unfavorable foreign exchange as well as lower Energy revenues due to declines in commodity prices and the impact of previously-announced asset sales.

•
Consolidated operating income of $208.7 million in the Fiscal 2016 Quarter increased $283.2 million as compared to the $74.5 million of operating loss reported in the Fiscal 2015 Quarter. The increase was due primarily to a lesser amount of impairments and bad debt expense in the current quarter, as described further in the Additional Items section. Excluding the impact of impairments and bad debt expense, operating income of $224.4 million in the Fiscal 2016 Quarter increased $186.3 million, due to the impact of the higher revenues as well as lower selling, acquisition, operating and general expenses.

•
Results reflect a $50.7 million decrease in interest expense relative to the Fiscal 2015 Quarter, due primarily to one-time costs incurred in the Fiscal 2015 Quarter related to the financing of an accretive acquisition in Consumer Products and refinancing activities, which were partially offset by higher overall debt levels, due primarily to the financing of the acquisition in Consumer Products.

•
HRG recorded a tax benefit of $8.4 million, or a (7.9)% effective tax rate, in the Fiscal 2016 Quarter as compared to a $37.8 million tax benefit, or a 20.8% effective tax rate, in the Fiscal 2015 Quarter . The decrease in tax benefit in the current quarter was principally due to the improved profitability in the current period partially offset by the reversal of a portion of Spectrum Brands' U.S. valuation allowance on deferred tax assets.

•
Net loss from continuing operations attributable to common stockholders of $77.4 million, or $0.39 per common share attributable to controlling interest during the Fiscal 2016 Quarter, as compared to a net loss from continuing operations attributable to common stockholders of $161.9 million, or $0.82 per common share attributable to controlling interest during the Fiscal 2015 Quarter. The reduction in loss was due primarily to the higher operating income as well as the reduction in interest expense.

•
For the nine months ended June 30, 2016 (the "Fiscal 2016 Nine Months"), HRG had corporate cash and investments of approximately $210.3 million (primarily held at HRG and HGI Funding LLC), a decrease of $27.1 million from the comparable balance of $237.4 million held as of March 31, 2016 due primarily to funding provided during the quarter to Energy.

•
In the Fiscal 2016 Nine Months, HRG received dividends of $47.0 million from its subsidiaries, comprised of $37.3 million and $0.4 million from the Consumer Products and Asset Management segments, respectively, as well as $9.3 million from FGL.

Additional Items:
Non-Cash Impairments and Bad Debt Expense
Insurance and Asset Management
During the Fiscal 2016 Quarter, the Company received a partial repayment of an aggregate $65.1 million on the previously reported loan Salus made to RadioShack Corporation. Of this amount, $21.7 million relates to FGL's participation in the loan and is reflected in discontinued operations, and the balance is reflected in the Asset Management and Insurance segments. As a result of this higher than expected recovery rate, the repayment triggered a reversal of $18.0 million in previously recorded allowance for bad debt (which does not include $9.0 million reflected in discontinued operations for FGL's participation in the loan) in the Fiscal 2016 Quarter, and the Asset Management segment recorded a benefit of $0.9 million in net impairments and bad-debt expense in the Fiscal 2016 Quarter.
Energy
Pursuant to SEC reporting requirements, Compass performed a ceiling test at the end of the quarter utilizing the simple average first day of the month spot prices for the trailing twelve month period for proved reserves, which may not be indicative of actual market values or forward strip prices for those reserves. As a result of this test, Compass recorded a non-cash impairment of $17.6 million to its proved oil and natural gas properties during the quarter, due primarily to the ongoing decline in oil and natural gas prices. This impairment is reflected in the operating income of the Energy segment for the Fiscal 2016 Quarter, and, if oil and gas prices do not increase and the Compass sale transaction, as described below, is not completed, additional non-cash impairments to Compass'

properties may be required in Fiscal 2016. In the Fiscal 2015 Quarter, Compass recorded $102.8 million of impairments.
Discontinued Operations
During the Fiscal 2016 Quarter, the Company recorded a $208.4 million loss from discontinued operations, driven primarily by a write-down of the asset held for sale to its fair value less cost to sell, in accordance with US GAAP.
Compass Sale
On July 1, 2016, the Company, through its wholly-owned subsidiary, HGI Energy Holdings, LLC ("HGI Energy"), entered into an agreement to sell its equity interest in Compass to a third party for $145.0 million in cash, subject to customary closing adjustments. The purchase price will be reduced at closing by the balance of Compass' credit facility outstanding at close. As of June 30, 2016, the Compass credit facility had $125.0 million outstanding. The closing, which is subject to the satisfaction of customary closing conditions, is expected during the quarter ending September 30, 2016. As the agreement was signed on July 1, 2016, following the close of the Fiscal 2016 Quarter, the transaction had no impact on the Company's results for the current period. The Company expects to report Compass as discontinued operations in the fourth quarter.

Detail on Third Quarter Segment Results:
Consumer Products:
Note: Organic net sales, as described below, is a non-U.S. GAAP measure defined as net sales excluding the effect of changes in foreign currency exchange rates and impact from acquisitions. Adjusted EBITDA-Consumer Products, as described below, is a non-U.S. GAAP measure that excludes interest, income tax expense, certain purchase accounting fair value adjustments, restructuring and related charges, acquisition and integration related charges, depreciation and amortization expenses and stock-based compensation. See "Non-U.S. GAAP Measures" and the reconciliation of Reported Net Sales to Organic Net Sales and Adjusted EBITDA-Consumer Products to the Consumer Product segment's net income or loss in the tables accompanying this release.

Consumer Products reported consolidated net sales of $1,361.6 million for the Fiscal 2016 Quarter, an increase of $114.1 million, or 9.1%, as compared to the $1,247.5 million reported in the Fiscal 2015 Quarter. The increase was due primarily to the impact of the newly acquired global auto care business as well as organic growth in certain product categories, including record third quarter results in both hardware and home improvement as well as in home and garden products.
These increases more than offset the negative impact of $15.8 million from unfavorable foreign exchange. Excluding the net impact of foreign exchange, sales increased $129.9 million, or 10.4%, as compared to the Fiscal 2015 Quarter.
Excluding the impacts of both foreign exchange and $84.1 million in revenue from businesses acquired in Fiscal 2015, Consumer Products revenue increased $45.7 million, or 3.7%, on an organic basis over the Fiscal 2015 Quarter, with higher currency-consistent sales in all product categories as compared to Fiscal 2015 except small appliances, which declined due to softer North American category performance, and pet supplies, which declined due to unfavorable weather in Europe and the planned exit of certain low-margin business in North America.
Gross profit, representing net Consumer Products sales minus Consumer Products cost of goods sold, increased $72.7 million, or 15.9%, to $530.7 million in the Fiscal 2016 Quarter. The increase was driven by the same factors that affected revenue, as well as a shift toward higher margin products. Gross profit margin, representing gross profit as a percentage of Consumer Products net sales, was 39.0% in the Fiscal 2016 Quarter, an increase of 230 basis points over the Fiscal 2015 Quarter.
Operating income increased $71.1 million, or 52%, to $206.8 million in the Fiscal 2016 Quarter, as compared to $135.7 million in the Fiscal 2015 Quarter, due primarily to higher profitability in the acquired global auto care business.
Consumer Products adjusted earnings before interest, taxes, depreciation and amortization (“Adjusted EBITDA-Consumer Products”) was $279.2 million for the Fiscal 2016 Quarter, as compared to $236.3 million for the Fiscal 2015 Quarter, an increase of $42.9 million, or 18.2%.

After the close of the Fiscal 2016 Quarter, on July 26, 2016, Spectrum Brands announced that its Board of Directors declared a quarterly dividend of $0.38 per share on Spectrum Brands’ common stock. This is a 15.2% increase in the quarterly dividend declared as compared to the $0.33 quarterly dividend paid per share in connection with the comparable period in Fiscal 2015. Over the past three years, the quarterly dividend Spectrum Brands has paid to its common stockholders has increased 52%.
For more information on HRG's Consumer Products segment, interested parties should read Spectrum Brands' announcements and public filings with the Securities and Exchange Commission, including Spectrum Brands' most recent quarterly earnings announcement, which may be accessed at www.spectrumbrands.com.
Insurance:
Insurance segment revenues of $70.2 million in the Fiscal 2016 Quarter increased $138.2 million from a $68.0 million loss recorded in the Fiscal 2015 Quarter. The increase was due primarily to an increase in the fair value of the underlying securities included in the funds withheld receivables, as well as a lesser impact in the current period from credit impairment losses. This increase in fair value was driven by decreasing risk-free interest rates and tightening credit spreads during the quarter, which resulted in higher valuations of the fixed maturity securities in Front Street's funds withheld receivables.
The operating income of $3.6 million for the Fiscal 2016 Quarter reflected an improvement of $32.2 million from the operating loss of $28.6 million reported for the Fiscal 2015 Quarter. The improvement was due primarily to the absence in the current period of credit impairment losses that were recorded in the Fiscal 2015 Quarter.
Energy:
Note: Adjusted EBITDA-Energy is a non-U.S. GAAP measure that excludes interest expense, depreciation, amortization and depletion, accretion of discount on asset retirement obligations, non-cash write-downs of assets, gain on remeasurement of investment to fair value, gain on sale of oil and gas properties, non-recurring other operating items, non-cash changes in the fair value of derivatives, cash settlements on derivative financial instruments and stock-based compensation - see “Non-U.S. GAAP Measures” and a reconciliation of Adjusted EBITDA-Energy to the Energy segment's operating income in the tables accompanying this release.

Oil and natural gas revenues of $9.7 million for the Fiscal 2016 Quarter reflected a decrease of $14.6 million, or 60.1%, from the $24.3 million of revenues reported in the Fiscal 2015 Quarter. The decline was due primarily to lower prices for oil, natural gas and natural gas liquids, as the average sales price per barrel for oil and natural gas declined by 21% and 30%, respectively, in Fiscal 2016 as compared to Fiscal 2015 Quarter. Revenue was further affected by natural declines in production as well as Compass' disposition of its Holly, Waskom and Danville assets as of December 1, 2015.
Operating loss for the Fiscal 2016 Quarter was $22.0 million, an improvement of $92.3 million from the operating loss of $114.3 million recorded in the Fiscal 2015 Quarter. The improvement was due primarily to a lesser amount of ceiling test impairment in the current quarter as discussed in the "Additional Items" section. Excluding impairments, the operating loss of $4.4 million in the Fiscal 2016 Quarter compared to an operating loss of $11.5 million in the Fiscal 2015 Quarter, with the improvement due primarily to a 63% reduction in selling, acquisition, operating and general expenses.
Energy segment adjusted earnings before interest, taxes, depreciation and amortization ("Adjusted EBITDA-Energy") was $0.7 million for the Fiscal 2016 Quarter, a decrease of $5.1 million from the $5.8 million of income recorded in the Fiscal 2015 Quarter due primarily to the impact of the lower oil and natural gas prices.
For the Fiscal 2016 Quarter, the Energy segment's production was 63 Mbbl of oil, 90 Mbbl of natural gas liquids and 3,215 Mmcf of natural gas. In the current period, average daily production at Compass was 45 Mmcfe as compared to 87 Mmcfe in the Fiscal 2015 Quarter, with the decrease due primarily to Compass' disposition of its Holly, Waskom and Danville assets as of December 1, 2015, as well as the impact of natural production declines.
Asset Management:
The Asset Management segment reported revenues of $1.2 million for the Fiscal 2016 Quarter, a decrease of $6.0 million, or 83.3%, from the $7.2 million reported in the Fiscal 2015 Quarter. The decrease was due primarily to a lower amount of interest income generated at Salus, which is in the process of winding down its operations and maximizing the recovery of capital from its existing loan portfolio. As of June 30, 2016, Salus, together with its affiliated co-lender Front Street Re, had $48.2 million of loans outstanding, net of allowance for credit losses of $33.8 million. This compares to $226.7 million of loans outstanding, net of allowance for credit losses of $47.9 million, as of September 30, 2015. The portfolio balances reflected here do not include amounts due to FGL for its direct participations in loans originated by Salus, as those amounts are reflected in discontinued operations.
The Asset Management segment reported an operating loss of $1.7 million for the Fiscal 2016 Quarter, an improvement of $12.5 million as compared to the operating loss of $14.2 million reported in the Fiscal 2015 Quarter. The reduction in the operating loss was due primarily to a lower amount of impairments and bad debt expense in the current period, as described in the Additional Items section. Excluding the impact of impairments and bad debt expense from both periods, operating loss of $2.6 million in the Fiscal 2016 Quarter improved $2.0 million from the Fiscal 2015 Quarter, due primarily to a reduction in operating expenses at Salus.
Conference Call
HRG Group, Inc. will host a live conference call to discuss its results on Tuesday, August 9, 2016 at 10:00 a.m. Eastern Daylight Time. To join the event, participants may call 1.844.856.8663 (U.S. callers) or 1.779.232.4737 (international callers), using conference ID number 79310350. Alternatively, a live webcast of the conference call can be accessed by interested parties through the Investor Relations section of the HRG Website, www.HRGgroup.com.

For those unable to listen to the live broadcast of the conference call, a telephonic replay of the call will be available through midnight August 11, 2016 by dialing 1.855.859.2056 (U.S. callers) or 1.404.537.3406 (international callers), ID number 79310350. A replay will also be available on the Company's website.
About HRG Group, Inc.
HRG Group, Inc. is a diversified holding company focused on owning businesses that the Company believes can, in the longer term, generate sustainable free cash flow or attractive returns on investment. The Company's principal operations are conducted through businesses that: offer branded consumer products (such as consumer batteries, residential locksets, residential builders' hardware, faucets, shaving and grooming products, personal care products, small household appliances, specialty pet supplies, lawn, garden and home pest control products, personal insect repellents, and auto care products); offer life insurance and annuity products; provide asset-backed loans; and own energy assets. HRG is headquartered in New York and traded on the New York Stock Exchange under the symbol HRG. For more information on HRG, visit: www.HRGgroup.com.
Forward Looking Statements
“Safe Harbor” Statement Under the Private Securities Litigation Reform Act of 1995: This document contains, and certain oral statements made by our representatives from time to time may contain, forward-looking statements, including those statements regarding the completion of the merger between FGL and Anbang, the Company's use of proceeds from the FGL merger, the completion of the sale of Compass, the use of proceeds from the sale of Compass, any expected or anticipated benefits from the merger between FGL and Anbang and/or the sale of Compass, expected dividends from our subsidiaries, our or our subsidiaries' capital needs and potential acquisitions, dispositions or other transactions by us or our subsidiaries, and expectations with respect to foreign exchange rates and commodity prices. Generally, forward-looking statements include information concerning possible or assumed future distributions from subsidiaries, other actions, events, results, strategies and expectations and are identifiable by use of the words "believes," "expects," "intends," "anticipates," "plans," "seeks," "estimates," "projects," "may," "will," "could," "might," or "continues" or similar expressions. Such forward-looking statements are subject to risks and uncertainties that could cause actual results, events and developments to differ materially from those set forth in or implied by such statements. These statements are based on the beliefs and assumptions of HRG's management and the management of HRG's subsidiaries (including target businesses). Factors that could cause actual results, events and developments to differ include, without limitation: the ability of HRG's subsidiaries to close previously announced transactions; the ability of HRG's subsidiaries to generate sufficient net income and cash flows to make upstream cash distributions; the decision of HRG subsidiaries' boards to make upstream cash distributions, which is subject to numerous factors such as restrictions contained in applicable financing agreements, state and regulatory restrictions and other relevant considerations as determined by the applicable board; HRG's liquidity, which may be impacted by a variety of factors, including the capital needs of HRG's current and future subsidiaries; capital market conditions; commodity market conditions; foreign exchange rates; HRG's and its subsidiaries' ability to identify, pursue or complete any suitable future acquisition or disposition opportunities, including realizing such transaction's expected benefits, efficiencies/cost avoidance or savings, income and margins, growth, economies of scale, streamlined/combined operations, economic performance and conditions to, and the timetable for, completing applicable financial reporting requirements; litigation; potential and contingent liabilities; management's plans; changes in regulations; taxes; and the risks that may affect the performance of the operating subsidiaries of HRG and those factors listed under the caption "Risk Factors" in HRG's most recent Annual Report on Form 10-K and subsequent Quarterly Reports on Form 10-Q, filed with the Securities and Exchange Commission. All forward-looking statements described herein are qualified by these cautionary statements and there can be no assurance that the actual results, events or developments referenced herein will occur or be realized. Neither HRG nor any of its affiliates undertake any obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes to future operation results, except as required by law.
Non-U.S. GAAP Measures
Management believes that certain non-U.S. GAAP financial measures may be useful in certain instances to provide additional meaningful comparisons between current results and results in prior operating periods. Reconciliations of such measures to the most comparable U.S. GAAP measures are included herein.
Adjusted EBITDA is a non-GAAP financial measure used in our Consumer Products (“Adjusted EBITDA - Consumer Products”) and Energy (“Adjusted EBITDA - Energy”) segments and one of the measures used for determining Spectrum Brands and Compass’ debt covenant compliance. Earnings before interest, taxes, depreciation and amortization (“EBITDA”) represent net income adjusted to exclude interest expense, income taxes and depreciation, depletion and amortization. Adjusted EBITDA excludes certain items that are unusual in nature or not comparable from period to period and other non-recurring operating items, accretion of discount on asset retirement obligations, non-cash changes in the fair value of derivatives, non-cash write-downs of assets, and stock-based compensation. Adjusted EBITDA is a metric used by management and frequently used by the financial community and provides insight into an organization's operating trends and facilitates comparisons between peer companies, since interest, taxes, depreciation and amortization can differ greatly between organizations as a result of differing capital structures and tax strategies. Adjusted EBITDA can also be a useful measure of a company’s ability to service debt. Computations of EBITDA and Adjusted EBITDA may differ from computations of similarly titled measures of other companies due to differences in the inclusion or exclusion of items in our computations as compared to those of others.
While management believes that non-U.S. GAAP measurements are useful supplemental information, such adjusted results are not intended to replace U.S. GAAP financial results and should be read in conjunction with those U.S. GAAP results.
Our Consumer Products segment results contain financial information regarding organic net sales, which we define as net sales excluding the effect of changes in foreign currency exchange rates and impact from acquisitions. We believe this non-GAAP measure provides useful information to investors because it reflects operating performance from our Consumer Products segment’s activities without the effect of changes in currency exchange rate and/or acquisitions. The Consumer Products segment uses organic net sales as one measure to monitor and evaluate their regional and segment performance. Organic growth is calculated by comparing organic net sales to net sales in the prior year. The effect of changes in currency exchange rates is determined by translating the period’s net sales using the currency exchange rates that were in effect during the prior comparative period. Net sales are attributed to the geographic regions based on the country of destination. We exclude net sales from acquired businesses in the current year for which there are no comparable sales in the prior period.

For further information contact:

HRG Group, Inc. James Hart, SVP Communications Tel: 212.906.8542 Email: jhart@HRGgroup.com

Source: HRG Group, Inc.
(Tables Follow)

HRG GROUP, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(In millions)

	June 30, 2016	September 30, 2015
	(Unaudited)	(As Adjusted)
ASSETS
Investments	$50.7	$278.9
Cash and cash equivalents	487.5	695.2
Funds withheld receivables	1,661.0	1,710.1
Receivables, net	658.3	632.9
Inventories, net	842.3	780.8
Deferred tax assets	279.3	51.2
Properties, including oil and natural gas properties, net	639.1	798.4
Goodwill	2,479.7	2,487.4
Intangibles	2,399.6	2,480.3
Other assets	148.4	134.3
Assets of business held for sale	26,164.9	24,984.5
Total assets	$35,810.8	$35,034.0

LIABILITIES AND EQUITY
Insurance reserves	$1,752.1	$1,856.0
Debt	5,944.5	6,310.5
Accounts payable and other current liabilities	902.4	1,095.6
Employee benefit obligations	87.5	92.9
Deferred tax liabilities	815.3	574.5
Other liabilities	64.3	95.5
Liabilities of business held for sale	24,556.1	23,420.9
Total liabilities	34,122.2	33,445.9

Commitments and contingencies

HRG Group, Inc. shareholders' equity:
Common stock	2.0	2.0
Additional paid-in capital	1,447.1	1,458.5
Accumulated deficit	(1,024.6)	(833.1)
Accumulated other comprehensive income (loss)	130.9	(40.7)
Total HRG Group, Inc. shareholders' equity	555.4	586.7
Noncontrolling interest	1,133.2	1,001.4
Total shareholders' equity	1,688.6	1,588.1
Total liabilities and equity	$35,810.8	$35,034.0

HRG GROUP, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In millions, except per share data)

	Three months ended March 31,		Nine months ended June 30,
	2016	2015	2016	2015
	(Unaudited)		(Unaudited)
Revenues:
Net consumer and other product sales	$1,361.6	$1,249.7	$3,790.0	$3,425.0
Oil and natural gas	9.7	24.3	36.0	84.6
Net investment income	16.3	21.5	53.3	65.4
Net investment gains (losses)	57.4	(70.2)	64.6	(65.4)
Insurance and investment product fees and other	2.1	1.9	6.2	5.1
Total revenues	1,447.1	1,227.2	3,950.1	3,514.7
Operating costs and expenses:
Cost of consumer products and other goods sold	830.9	791.3	2,355.8	2,210.3
Oil and natural gas direct operating costs	9.1	22.3	35.4	66.1
Benefits and other changes in policy reserves	30.5	(16.4)	74.3	33.9
Selling, acquisition, operating and general expenses	328.7	369.6	947.8	1,030.0
Impairments and bad debt expense	15.7	112.6	106.5	577.0
Amortization of intangibles	23.5	22.3	70.5	64.0
Total operating costs and expenses	1,238.4	1,301.7	3,590.3	3,981.3
Operating income (loss)	208.7	(74.5)	359.8	(466.6)
Interest expense	(98.4)	(149.1)	(291.7)	(306.6)
Gain on sale of oil and gas properties	—	—	105.6	—
Gain on deconsolidation of subsidiary	—	38.5	—	38.5
Gain upon gaining control of equity method investment	—	—	—	141.2
Other (expense) income, net	(3.3)	3.0	(1.7)	49.9
Income (loss) from continuing operations before income taxes	107.0	(182.1)	172.0	(543.6)
Income tax benefit	(8.4)	(37.8)	(15.0)	(32.6)
Net income (loss) from continuing operations	115.4	(144.3)	187.0	(511.0)
(Loss) income from discontinued operations, net of tax	(208.4)	102.9	(257.1)	125.7
Net loss	(93.0)	(41.4)	(70.1)	(385.3)
Less: Net income attributable to noncontrolling interest	39.9	34.2	121.4	28.4
Net loss attributable to controlling interest	$(132.9)	$(75.6)	$(191.5)	$(413.7)

Amounts attributable to controlling interest:
Net income (loss) from continuing operations	$77.4	$(161.9)	$78.7	$(522.3)
Net (loss) income from discontinued operations	(210.3)	86.3	(270.2)	108.6
Net loss attributable to controlling interest	$(132.9)	$(75.6)	$(191.5)	$(413.7)

Net loss per common share attributable to controlling interest:
Basic income (loss) from continuing operations	$0.39	$(0.82)	$0.40	$(2.64)
Basic (loss) income from discontinued operations	(1.06)	0.44	(1.37)	0.55
Basic	$(0.67)	$(0.38)	$(0.97)	$(2.09)

Diluted income (loss) from continuing operations	$0.38	$(0.82)	$0.39	$(2.64)
Diluted (loss) income from discontinued operations	(1.04)	0.44	(1.34)	0.55
Diluted	$(0.66)	$(0.38)	$(0.95)	$(2.09)

HRG GROUP, INC. AND SUBSIDIARIES
RESULTS OF OPERATIONS BY SEGMENT
(In millions)

	Fiscal Quarter		Fiscal Nine Months
	2016	2015	2016	2015
	(Unaudited)		(Unaudited)
Revenues:
Consumer Products	$1,361.6	$1,247.5	$3,790.0	$3,382.3
Insurance	70.2	(68.0)	99.8	(72.4)
Energy	9.7	24.3	36.0	84.6
Asset Management	1.2	7.2	8.8	20.3
Intersegment elimination	4.4	14.0	15.5	57.2
Consolidated segment revenues	1,447.1	1,225.0	3,950.1	3,472.0
Corporate and Other	—	2.2	—	42.7
Total revenues	$1,447.1	$1,227.2	$3,950.1	$3,514.7

Operating income (loss):
Consumer Products	$206.8	$135.7	$497.8	$339.7
Insurance	3.6	(28.6)	1.8	(79.3)
Energy	(22.0)	(114.3)	(113.2)	(470.6)
Asset Management	(1.7)	(14.2)	(20.0)	(82.7)
Intersegment elimination	39.0	(12.0)	33.2	15.7
Total segment operating income (loss)	225.7	(33.4)	399.6	(277.2)
Corporate and Other and eliminations	(17.0)	(41.1)	(39.8)	(189.4)
Consolidated operating income (loss)	208.7	(74.5)	359.8	(466.6)
Interest expense	(98.4)	(149.1)	(291.7)	(306.6)
Gain on sale of oil and gas properties	—	—	105.6	—
Gain on deconsolidation of subsidiary	—	38.5	—	38.5
Gain upon gaining control of equity method investment	—	—	—	141.2
Other (expense) income, net	(3.3)	3.0	(1.7)	49.9
Income (loss) from continuing operations before income taxes	$107.0	$(182.1)	$172.0	$(543.6)

HRG GROUP, INC. AND SUBSIDIARIES
ADJUSTED EBITDA AND ORGANIC NET SALES RECONCILIATIONS
(In millions)
Adjusted EBITDA — Consumer Products
The table below shows the adjustments made to the reported net income of the Consumer Products segment to calculate its Adjusted EBITDA (unaudited):

	Fiscal Quarter		Fiscal Nine Months
Reconciliation to reported net income:	2016	2015	2016	2015
Reported net income - Consumer Products segment	$102.2	$44.9	$268.6	$122.8
Add back:
Interest expense	59.9	112.9	175.8	206.5
Income tax expense (benefit)	42.5	(23.8)	46.9	4.8
Depreciation of properties	21.8	21.6	66.2	58.7
Amortization of intangibles	23.5	22.3	70.5	64.0
EBITDA - Consumer Products segment	249.9	177.9	628.0	456.8
Stock-based compensation	15.8	16.9	47.4	36.3
Restructuring and related charges	5.4	10.5	8.2	22.3
Acquisition and integration related charges	8.0	24.2	31.2	44.2
Purchase accounting inventory adjustment	—	4.7	—	7.7
Other	0.1	2.1	1.1	3.9
Adjusted EBITDA - Consumer Products segment	$279.2	$236.3	$715.9	$571.2

Organic Net Sales — Consumer Products
The tables below represent a reconciliation of reported net sales to organic net sales, by product line for the Fiscal 2016 Quarter and compared to net sales for the Fiscal 2015 Quarter, respectively (unaudited):

Three months ended June 30, 2016	Net Sales	Effect of changes in Currency	Net Sales Excluding Effect of Changes in Currency	Effect of Acquisitions	Organic Net Sales	Net Sales June 30, 2015	$ Variance	% Variance
Hardware and home improvement products	$328.6	$3.3	$331.9	$—	$331.9	$313.5	$18.4	5.9%
Home and garden control products	212.0	—	212.0	—	212.0	202.3	9.7	4.8%
Global pet supplies	207.1	(0.7)	206.4	—	206.4	208.4	(2.0)	(1.0)%
Consumer batteries	187.2	3.9	191.1	—	191.1	178.3	12.8	7.2%
Global auto care	159.8	0.4	160.2	(84.1)	76.1	64.4	11.7	18.2%
Small appliances	151.1	5.8	156.9	—	156.9	161.3	(4.4)	(2.7)%
Personal care products	115.8	3.1	118.9	—	118.9	119.3	(0.4)	(0.3)%
Total	$1,361.6	$15.8	$1,377.4	$(84.1)	$1,293.3	$1,247.5	$45.8	3.7%

Adjusted EBITDA — Energy
The table below shows the adjustments made to the reported net income (loss) of the Energy segment to calculate its Adjusted EBITDA (unaudited):

	Fiscal Quarter		Fiscal Nine Months
Reconciliation to reported net loss	2016	2015	2016	2015
Reported net loss - Energy Segment	$(28.2)	$(121.9)	$(19.7)	$(321.9)
Interest expense	3.9	5.2	12.1	14.1
Depreciation, amortization and depletion	3.1	9.7	13.2	35.7
EBITDA - Energy segment	(21.2)	(107.0)	5.6	(272.1)
Accretion of discount on asset retirement obligations	0.4	0.8	1.4	2.1
Impairments and bad debt expense	17.6	102.8	93.2	439.4
Gain on sale of oil and gas properties	—	—	(105.6)	—
Gain on remeasurement of investment to fair value	—	—	—	(141.2)
Non-recurring other operating items	1.2	0.3	2.7	2.6
Loss (gain) on derivative financial instruments	2.2	2.7	(0.3)	(21.3)
Cash settlements on derivative financial instruments	0.5	6.2	9.5	14.1
Stock based compensation expense	—	—	—	0.6
Adjusted EBITDA - Energy segment	$0.7	$5.8	$6.5	$24.2